UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2017

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida		32835
(Address of principal executive offices)		(Zip Code)

(407) 722-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(d)	Appointment or Election of New Directors

At a meeting held on August 9, 2017, the Board of Directors (the “Board”) of Hilton Grand Vacations Inc. (“HGV,” “us,” “we” or “our”), upon the recommendation of the Nominating and Corporate Governance Committee (the “N&CG Committee”) of the Board, effective immediately: (a) increased its size to ten (10) directors; (b) approved the appointment of each of Mr. Kenneth Tai Lun Wong (a/k/a Tai Lun Wong or Kenneth Wong, and referred to hereinafter as “Mr. Kenneth Wong”) and Mr. Yasheng Huang (“Mr. Yasheng Huang” and together with Mr. Kenneth Wong, the “HNA Designees”) as a director to serve a term expiring at our 2018 annual meeting of stockholders (the “2018 Annual Meeting”); and (c) approved the appointment of Mr. Yasheng Huang as a member of the N&CG Committee to serve a term expiring at the 2018 Annual Meeting.

The HNA Designees were appointed as directors pursuant to the terms of that certain Stockholders Agreement, dated as of October 24, 2016 and effective as of March 15, 2017, by and among us, HNA Tourism Group Co., Ltd. and, solely for purposes of section 4.3 thereof, HNA Group Co., Ltd. (the “Stockholders Agreement”). The Stockholders Agreement was entered into in connection with the previously announced and consummated sale by affiliates of The Blackstone Group L.P. of approximately 25% of the outstanding shares of our common stock to HNA Tourism Group Co., Ltd. and its affiliates (“HNA”), which sale transaction closed in March 2017. Pursuant to the Stockholders Agreement, HNA was entitled to nominate the HNA Designees for appointment to the Board, one of whom was required to be independent, as more fully discussed below.

Independence Determination and Compensation of the HNA Designees

In connection with the appointment of the HNA Designees, the Board affirmatively determined that Mr. Yasheng Huang is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable rules of the New York Stock Exchange, including with respect to the N&CG Committee membership. Accordingly, Mr. Yasheng Huang will serve as the Independent HNA Designee (as defined in the Stockholders Agreement). As an independent director of HGV, Mr. Yasheng Huang will receive (a) an annual cash retainer of $75,000 for serving as a director, (b) an additional cash retainer of $10,000 for serving on the N&CG Committee, and (c) an equity award of approximately $125,000 in the form of restricted stock units (“RSUs”), in each case pro-rated based on the number of days he would have served as a director or a member of the N&CG Committee for the 2017 to 2018 term. The RSUs, which were granted under our 2017 Stock Plan for Non-Employee Directors on August 9, 2017, will vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the date of the 2018 Annual Meeting, subject to continued service on the Board through the vesting date. The above-described independent director compensation is consistent with the independent director compensation structure that the Board has approved and was previously disclosed in our proxy statement for the 2017 annual meeting of stockholders.

The Board determined that Mr. Kenneth Wong is not independent due to his affiliation to HNA. Accordingly, he will not receive any compensation for his service as a director of HGV.

Transactions with Related Persons

As with our other directors, we have entered into indemnification agreements with each of Mr. Kenneth Wong and Mr. Yasheng Huang. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The form of indemnification agreement was filed as Exhibit 10.5 to our annual report on Form 10-K for the year ended December 31, 2016 and is incorporated herein by reference.

There have been no other related person transactions with the HNA Designees that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Additional Information

Messrs. Kenneth Wong and Yasheng Huang’s biographical information can be found on our website at http://investors.hgv.com/corporate-governance/board-of-directors.

The foregoing description of certain provisions of the Stockholders Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which was filed as Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2016 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin Executive Vice President, General Counsel and Secretary

Date: August 11, 2017